United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                          December 13, 2004
Date of Report (Date of earliest event reported)

    OVERSEAS SHIPHOLDING GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

1-6749-1
Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

511 Fifth Avenue
          New York, New York 10017
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Section 1 - Registrant's Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

Overseas Shipholding Group, Inc., a Delaware corporation ("OSG"), has entered into an Agreement and Plan of Merger, dated as of December 13, 2004, among OSG, Troy Acquisition Corp., a Liberian corporation and an indirect wholly owned subsidiary of OSG (the "Merger Sub"), and Stelmar Shipping Ltd., a Liberian corporation ("Stelmar") (the "Merger Agreement"), providing for the merger of the Merger Sub with and into Stelmar, with Stelmar continuing as the surviving corporation.

Pursuant to the terms of the Merger Agreement, upon consummation of the merger, each holder of Stelmar's common stock will be entitled to receive $48.00 per share in cash (without interest). The total cash consideration to be paid to the Stelmar's stockholders is approximately $843 million (which includes outstanding common stock and stock options).

The closing of the merger is contingent upon approval by the stockholders of Stelmar of the merger and the Merger Agreement and is also subject to the satisfaction of other closing conditions set forth in the Merger Agreement. It is anticipated that, assuming all conditions to the merger are satisfied, the merger will occur by the end of January 2005.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which will be filed with the Securities and Exchange Commission on Form 8-K.

On December 13, 2004, OSG issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99 to this report.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99	Press Release of the Registrant dated December 13, 2004

Statement Regarding Forward-looking Disclosure

This release contains forward-looking statements regarding OSG's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, the ability to attract and retain customers, the likelihood of closing of the acquisition of Stelmar, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG's Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Overseas Shipholding Group, Inc.
(Registrant)
By: /s/Myles R. Itkin
Name: Myles R. Itkin Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: December 13, 2004

EXHIBIT INDEX
Exhibit No.	Description
99	Press Release of the Registrant dated December 13, 2004